Exhibit 99.1

Investor Relations:	Media Contact:
Darice Liu Universal Display dliu@udcoled.com 609-671-0980 x558	Matt McLoughlin Gregory FCA matt@gregoryfca.com 610-228-2123

UNIVERSAL DISPLAY CORPORATION NAMES RICHARD C. ELIAS TO ITS BOARD OF DIRECTORS

Ewing, New Jersey – April 3, 2014 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced the addition of Richard C. Elias to the company’s Board of Directors. Mr. Elias is a veteran of the chemical materials business, and he brings to Universal Display a successful track record of growing global businesses in executive leadership functions.

“We are pleased to welcome Rick to our Board of Directors and look forward to his contribution as we grow along with the expanding OLED display and lighting markets,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display. “Rick is a great fit for our organization, bringing decades of experience in growing successful, global businesses that will support our strategic planning and execution as we build shareholder value.”

Mr. Elias spent over 38 years with PPG Industries in various roles and retired on April 1, 2014. Having begun his career as a chemist with PPG in 1975, he developed the vision, strategic planning and execution to become one of the company’s leaders. He most recently served as senior vice president, optical and specialty materials, of PPG Industries and CEO of the company’s owned joint venture Transitions Optical, Inc. He was responsible for building new revenue channels for PPG, managing a global team of over 1,200 employees. He received a B.S. in chemistry from the University of South Carolina, and earned a Master of Business Administration degree from Marquette University.

“I am delighted to join Universal Display’s board. UDC is an exciting company whose technology could truly transform industries,” said Mr. Elias. “I have had a front row seat to watch the company grow from a small research and development company to a global technology and materials player. I look forward to working with my fellow board members and company management to position Universal Display on its path as a leader in the burgeoning OLED market.”

Mr. Elias has also served on various boards of directors for other organizations. Mr. Elias currently serves as a member of the board of trustees of The University of Tampa and a member of its Educational Affairs Committee; as a member of the board of trustees of the International Council of the Tampa Bay Region; and on the national board of Prevent Blindness America. He was chairman of the Vision Council of America (VCA), a nonprofit trade association for optical industry suppliers that promotes the eyecare and eyewear industry, as well as a board member of Prevent Blindness Florida.

To see how Universal Display is changing the face of the display and lighting industries with its UniversalPHOLED®, white OLED, and flexible OLED technologies, please visit the company’s website at www.udcoled.com.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,000 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Pioneer Corporation, Samsung Display Co., Ltd., Sony Corporation, and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.udcoled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2013. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.